EXHIBIT 10.27

WAIVER AND CONSENT
AND
EIGHTH AMENDMENT
TO
FINANCING AGREEMENT

This Waiver and Consent and Eighth Amendment to Financing Agreement (the “Amendment”) is entered into as of November __, 2011, by and among Sand Hill Finance, LLC (“SHF”), IceWEB, Inc. (“IceWEB”), IcWEB Storage Corporation, Cloud Storage Holdings, Inc., and IceWEB Online, Inc. (Collectively sometimes referred to individually as a “Client” or “Clients”).

RECITALS

WHEREAS, Clients and SHF, along with The Seven Corporation of Virginia and Integrated Power Solutions, Inc. are parties to that certain Financing Agreement dated as of December 19, 2005, as amended by a First Amendment to Financing Agreement dated as of October 10, 2006, a Second Amendment to Financing Agreement dated as of November 16, 2006, a Third Amendment to Financing Agreement dated August 10, 2007, a Fourth Amendment to Financing Agreement dated December 19, 2007, a Fifth Amendment to Financing Agreement dated December 28, 2007, a Sixth Amendment to Financing Agreement dated as of February 28, 2008, and a Seventh Amendment to Financing Agreement dated as of February 28, 2008 (the “Seventh Amendment”) (collectively, the “Agreement”).

WHEREAS, IceWEB is contemplating entering into a financing arrangement pursuant to which IceWEB will issue convertible notes (which will be fully and unconditionally guaranteed by each subsidiary of IceWEB), warrants exercisable for shares of IceWEB’s common stock and purchase options exercisable for units consisting of shares of IceWEB’s common stock and warrants exercisable for shares of IceWEB’s common stock to certain accredited investors pursuant to the terms of that certain term sheet dated October 14, 2011 which has been previously provided to SHF (such transaction, the “Proposed Transaction”).

WHEREAS, Section 5(c) of the Agreement and Section 3 of the Seventh Amendment contain negative covenants that would restrict the ability of IceWEB to enter into the Proposed Transaction, without the written consent of SHF.

WHEREAS, Section 11.7 of the Agreement provides that the Agreement may be amended by a written instrument signed by both parties and that a waiver shall not be effective unless it is in writing and signed by SHF.

WHEREAS, SHF desires to consent to IceWEB and its subsidiaries entering into and consummating the Proposed Transaction, including providing a waiver in respect of SHF’s rights under Section 5(c) of the Agreement and Section 3 of the Seventh Amendment, and each of the parties hereto desires to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. SHF hereby (i) consents to IceWEB and its subsidiaries executing, delivering and consummating the Securities Purchase Agreement of even date (the “Purchase Agreement”), the Registration Rights Agreement, each of the Guaranties, each of the Notes and each Warrant (collectively, the “Purchase Documents”), as those terms are defined in the Purchase Agreement, and (ii) waives any and all rights it has under Section 5 of the Agreement and Section 3 of the Seventh Amendment that may restrict or prevent IceWEB and its subsidiaries from entering into and consummating the Proposed Transaction.

2. Other than as set forth in this Amendment, no obligations under the Agreement, as amended by this Amendment, shall become due and payable until the 91st day after IceWEB shall have fully satisfied its obligations under the Notes (the “Forbearance Termination Date”). SHF shall forbear from exercising remedies (including foreclosure) that SHF may have in connection with the Event of Default referred to in the Seventh Amendment, or any other Event of Default that may arise under the Agreement, as amended by this Amendment, until no earlier than the Forbearance Termination Date; provided, however, that SHF shall be permitted to exercise any remedies it may have in respect of an Event of Default arising from IceWEB’s breach of the provisions of this Amendment prior to the Forbearance Termination date. Except as otherwise waived and consented to hereunder by SHF, this forbearance does not constitute waiver of any other violations of the Agreement and SHF reserves all rights under the Agreement and applicable law to exercise such remedies.

3. IceWEB agrees to pay SHF $25,000 per month, to be applied to the outstanding amounts under the Agreement, including accrued interest.

4.  IceWEB shall not make any payments to or for the account of any Buyer, as defined in the Purchase Agreement, or on account of any obligations that may arise out of the Purchase Documents, other than in accordance with the terms thereof in effect as of the date hereof.   IceWEB represents that the obligations evidenced by the Purchase Documents are unsecured.  IceWEB shall not permit to exist any security interest, lien or other encumbrance to secure payment of any amount due under or in connection with the Purchase Documents, nor permit any Subsidiary to do so. Notwithstanding anything to the contrary in this Section 4, the Buyers shall be permitted to exercise any remedies it may have under the Purchase Documents, so long as the obligations of IceWEB owed to the Buyers under the Purchase Documents remain unsecured in accordance with this Section 4.

5.  IceWEB represents that it does not own the capital stock of, or any equity interest in any corporation, partnership, company, or any other entity other than its ownership of 100% of the stock of IceWEB Storage Corporation, Cloud Storage Holdings Corporation, and IceWeb Online, Inc.  In addition, Client holds common stock in VOIS Inc., a public Florida corporation.  IceWEB Storage Corporation, Cloud Storage Holdings, Inc., and IceWeb Online, Inc. represent that they do not own the capital stock of, or any equity interest in, any corporation, partnership, company, or any other entity other than VOIS Inc.  Any Clients that are no longer subsidiaries or affiliates of IceWEB shall cease to be parties to this Agreement.

6. Section 7(d) is deleted from the Agreement.

7.  Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, and the Transaction Documents, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Agreement, as in effect prior to the date hereof. Clients ratify and reaffirm the continuing effectiveness of all agreements and instruments delivered or entered into in connection with the Agreement.

8. Each Client represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing, other than as set forth above.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

“SHF”		“CLIENT”

SAND HILL FINANCE, LLC		ICEWEB, INC.

By:	/s/ Mark Cameron	By:	/s/ John R. Signorello
	Mark Cameron		John R. Signorello
Title:	President	Title:	Chief Executive Officer

ICEWEB STORAGE CORPORATION
By:	/s/ John R. Signorello
Title:	Chief Executive Officer

CLOUD STORAGE HOLDINGS, INC.
By:	/s/ John R. Signorello
Title:	Chief Executive Officer

ICEWEB ONLINE, INC.
By:	/s/ John R. Signorello
Title:	Chief Executive Officer

Address for Clients:
22900 Shaw Road, Suite 111
Sterling, VA 20166
Telephone No.: (571) 287-2405
Facsimile No.: (571) 287-2396